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Pricing Supplement No. 2 dated August 14, 1998                                         Registration Nos. 333-38171
(To Prospectus dated August 7, 1998 and                                                                  333-38171-01
Prospectus Supplement dated August 7, 1998)                                            Filing under Rule 424(b)(3)

                                              FINOVA CAPITAL CORPORATION
                                          Medium-Term Notes - Floating Rate

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Principal Amount:  $25,000,000                               Original Issue Date (Settlement Date): August 14, 1998
                                                             Stated Maturity: February 14, 2000
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Calculation Agent (If other than The First National Bank of Chicago):

Base Rate or Base Rates:
      [_]  CMT Rate                                                      [X]  LIBOR
      [_]  Commercial Paper Rate                                         [_]  Prime Rate
      [_]  Eleventh District Cost of Funds Rate                          [_]  Treasury Rate
      [_]  Federal Funds Rate                                            [_]  Other (see attached)

If LIBOR:                                                                If CMT Rate:
      [_]  LIBOR Reuters                                                      Designated CMT Telerate Page:
           Page:                                                              If Telerate Page 7052:
      [X]  LIBOR Telerate                                                          [_]  Weekly Average
           Page: 3750                                                              [_]  Monthly Average
      Designated LIBOR Currency: USD                                          Designated CMT Maturity Index:


Interest Payment Date(s): November 14, February 14,                      Interest Rate Reset Period: Quarterly
                          May 14 and August 14 (following business       Index Maturity: Quarterly
                          day convention applies)                        Spread (plus or minus): +.05%
Initial Interest Rate: 5.7375%                                           Spread Multiplier: N/A
Interest Determination Date: second London Business Day before the       Maximum Interest Rate: N/A
                             Interest Reset Date                         Minimum Interest Rate: N/A
Interest Reset Date(s): same as the Interest Payment Dates


Day Count Convention (if no Day Count Convention is specified below, the Day Count Convention from the Original Issue
    Day until the principal of, premium,  if any, and interest on the Medium-Term  Notes offered hereby (the "Notes")
    are paid in full will be as set forth in the Prospectus Supplement referred to above):
    [X]  Actual/360 for the period from August 14, 1998 to February 14, 2000
    [_]  Actual/Actual for the period from                    to
    [_]  30/360 for the period from                   to
    Applicable Base Rate:

Redemption:
    [X]  The Notes  cannot be redeemed at the option of FINOVA  CapitalCorporation  (the  "Company")  prior to Stated
         Maturity.
    [_]  The Notes may be redeemed at the option of the Company prior to Stated Maturity.
         Initial Redemption Date:
         Initial Redemption Percentage:       %
         Annual Redemption Percentage Reduction:        % until the Redemption Price is 100% of the
               Principal Amount.

Optional Repayment:
    [X]  The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
    [_]  The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
         Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):
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Original Issue Discount:       [_] Yes  [X] No
     Total Amount of OID:                                              Yield to Maturity:
     Initial Accrual Period:                                           Issue Price:                 %
     Method used to determine yield for Initial Accrual Period:
     [_]  Approximate
     [_]  Exact

Form:    [X]  Book-Entry    [_]  Certificated

Agent:   [_]  Credit Suisse First Boston Corporation
         [X]  Goldman, Sachs & Co.
         [_]  Lehman Brothers Inc.
         [_]  Merrill Lynch & Co.
              Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated
         [_]  Morgan Stanley & Co. Incorporated
         [_]  Salomon Brothers Inc

Agent is acting in the capacity indicated below:
         [X]  Agent     [_]  Principal

If as principal:
         [_]  The Notes are being  offered  at varying  prices  related to  prevailing  market  prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
         [_]  The Notes are being offered at a fixed initial public  offering price of             % of the Principal
                       Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:

         The  Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount,  plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: .20%

Net proceeds to Company:  $24,950,000

Other Provisions:



Certain  capitalized  terms used in this  Pricing  Supplement  and not defined  herein have the  respective  meanings ascribed thereto in the Prospectus and Prospectus Supplement referred to above.
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